Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Executive Director, Investor Relations and Corporate Communications 919-862-1000

OSMOPREP™ TABLETS GRANTED FDA

MARKETING APPROVAL

-New Tablet Bowel Cleansing Prep for Colonoscopy-

RALEIGH, NC, March 17, 2006 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the U.S. Food and Drug Administration (FDA) has granted marketing approval for prescription OsmoPrep™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP). OsmoPrep Tablets are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. OsmoPrep is patent protected until 2013, and additional patent protection is being sought through 2024.

“The approval of OsmoPrep is an important step forward in our effort to provide a product that makes bowel preparation for colonoscopy as effective, tolerable, easy and convenient as possible for patients,” stated Bill Forbes, Pharm. D., Vice President, Research and Development, and Chief Development Officer. “We believe OsmoPrep provides a more desirable alternative for physicians and patients who would prefer a virtually tasteless tablet cleansing agent over difficult-to-tolerate liquid cleansing agents such as four-liter PEG products and OTC sodium phosphate. This unique tablet formulation has been demonstrated to improve patient compliance and satisfaction. We are pleased to be able to offer the new OsmoPrep Tablet bowel cleansing prep for colonoscopy.”

Douglas Rex, M.D., Professor of Medicine, Indianapolis University School of Medicine and Director of Endoscopy, Indiana University Hospital, stated, “OsmoPrep provides excellent colon cleansing in a highly tolerable tablet formulation making colonoscopies simple for both the physician and the patient. It represents a new choice for patients unable to tolerate high volume liquid preparations.”

“OsmoPrep is the most advanced, tablet formulation product approved for bowel cleansing prior to a colonoscopy. OsmoPrep offers a winning combination of excellent colon cleansing and a high level of patient tolerability,” stated Carolyn Logan, President and Chief Executive Officer. “We consider OsmoPrep to be a key addition to our portfolio designed to provide important and effective products to gastroenterologists and their patients. Salix continues to build its therapeutic franchise in gastrointestinal disease by developing and securing marketing approval for additional products. OsmoPrep, Colazal® and Xifaxan®, Salix’s three primary growth drivers, now combine to create the focus of our product portfolio. Our 96 specialty sales representatives are strategically positioned to maximize the commercial potential these products hold for the Company.”

Colorectal Cancer Screening

The majority of colonoscopies performed in the United States are indicated for colorectal cancer screening, and more than 10 million uses of bowel cleansing agents were prescribed during 2005. Today less than half of adults age 50 and older in the U.S. undergo recommended colorectal cancer screening. Colonoscopy is very effective in the early detection of colorectal cancer, and about 90% of colorectal cancers and deaths are preventable if detected early. The American Cancer Society estimates that more than 30,000 lives could be saved annually as a result of widespread screening. Results of a study conducted by the Mayo Clinic demonstrated that patient unwillingness to take a bowel preparation is the single largest barrier to colorectal cancer screening.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OsmoPrep Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OsmoPrep Tablets.

Salix also markets COLAZAL® (balsalazide disodium) Capsules 750 mg, XIFAXAN® (rifaximin) tablets 200 mg, VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), AZASAN® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine and NRL944 are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

AZASAN® is a registered trademark of AAI Properties Inc.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.